Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of the 23rd day of February, 2023 by and between Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda (the “Company”), and Stephen C. Chang (the “Executive”).
WHEREAS, the Executive is currently serving as the Company’s President.
WHEREAS, the Executive will serve as the Company’s Chief Executive Officer effective as of March 1, 2023 (the “Effective Date”).
WHEREAS, between the date hereof and the Effective Date, the Executive shall continue to serve as the President of the Company and shall continue to be eligible to receive the salary and cash and non-cash benefits provided to the Executive as of the date hereof in accordance with the terms and conditions thereof.
WHEREAS, the Company and the Executive wish to enter into this Agreement for the purpose of setting forth the terms and conditions of the Executive’s employment by the Company in such capacity.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:
ARTICLE 1. TERM OF EMPLOYMENT
1.1    Term of Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement. This Agreement shall have an initial term of one (1) year unless sooner terminated in accordance with Article 5. The term of this Agreement shall be automatically renewed for successive one (1) year periods unless sooner terminated in accordance with Article 5 or unless either party delivers written notice of non-renewal to the other at least sixty (60) days prior to the next scheduled expiration date of this Agreement. The period during which the Executive is in fact employed by the Company pursuant to this Agreement shall constitute the “Employment Period” hereunder.
ARTICLE 2. EMPLOYMENT DUTIES AND COMPENSATION
2.1    Title/Responsibilities. Until the Effective Date and subject to the Executive’s continued employment, the Executive shall continue to serve as the President of the Company. Effective as of and subject to the Executive’s continued employment through the Effective Date, the Executive shall serve as the Chief Executive Officer of the Company and shall cease to be the President of the Company. The Executive shall also serve in officer positions with one or more subsidiaries or affiliates of the Company as requested by the Board. The Executive shall perform such duties as are usual and customary for such positions and shall report directly to the Board.
2.2    Efforts. The Executive shall devote the Executive’s full business time and attention to the business and affairs of the Company during the Employment Period. The

Executive shall not engage in any other business, job or consulting activity during the Employment Period without the prior written permission of the Board.
2.3    Location. The Executive’s principal place of employment shall be the Company’s principal offices in Sunnyvale, California, but the Executive may be required from time to time to travel to other geographic locations in connection with the performance of the Executive’s duties hereunder.
2.4    Good Reason Waiver. The Executive acknowledges and agrees that the Executive’s appointment as the Chief Executive Officer and resignation as the President of the Company shall not constitute Good Reason (as defined in the Retention Agreement) or a similar term of like meaning for purposes of any employee benefit plans, programs, agreements, or arrangements of the Company.
ARTICLE 3. COMPENSATION AND BENEFITS
3.1    Salary. Prior to the Effective Date and subject to the Executive’s continued employment as the President, the Company shall continue to pay the Executive the base salary as in effect for the Executive as of the date hereof. Effective as of the Effective Date and subject to the Executive’s continued employment as the Chief Executive Officer, the Executive shall be paid a base salary at the annualized rate of Four Hundred Ninety Thousand Dollars ($490,000). Such rate shall be subject to annual review by the Board and may be adjusted in the Board’s discretion. Base salary shall be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.
3.2    Bonus. For each calendar year during the Employment Period, commencing with calendar year 2023, the Executive shall be eligible to receive a cash bonus based on the attainment of individual and corporate performance goals and continued service requirements established by the Compensation Committee (“Annual Bonus”) with a target bonus of 100% of Base Salary. The actual bonus payable for each calendar year will be based on the Compensation Committee’s determination of the level of achievement of the applicable performance goals and service requirements for the year. Any bonus awarded to the Executive shall be paid by the 15th day of the third calendar month following the close of the calendar year for which such bonus is earned.
3.3    Fringe Benefits. The Executive shall, throughout the Employment Period, be eligible to participate in all employee benefit plans and programs, such as group term life insurance and group medical plans, which are made available to the Company’s full-time employees and for which the Executive qualifies. The Executive shall accrue paid vacation benefits during the Employment Period at the rate of three weeks annually, in accordance with the vacation policies of the Company, and may take any accrued vacation at such time or times as are mutually convenient to the Company and the Executive.
3.4    Expense Reimbursement. The Executive shall be entitled, in accordance with the Company’s reimbursement policies in effect from time to time, to receive reimbursement from the Company for all business expenses incurred by the Executive in the performance of the Executive’s duties hereunder.
3.5    Withholding. The Company shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the

Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.
ARTICLE 4. CONFIDENTIALITY AND RESTRICTIVE COVENANTS
4.1    Confidential Information and Inventions Agreement. The Executive shall continue to remain subject to the terms and conditions of the Employee Confidential Information and Inventions Assignment Agreement with the Company dated as of August 30, 2004 (the “CIIA”) throughout the Employment Period and thereafter, in accordance with its terms. A copy of such agreement is attached hereto as Exhibit A.
4.2    Restrictive Covenants. During the Employment Period and for the entire period during which the Executive is to receive salary continuation payments under Paragraph 5.3 or Paragraph 5.4 below, whether or not those salary continuation payments are delayed pursuant to Paragraph 6.1, the Executive shall not:
(i)    anywhere in the United States render any services or provide any advice, assistance or support to any Competing Business, whether as an employee, agent, representative, consultant, partner, officer, director or stockholder or in any other capacity; provided, however, that the Company acknowledges and agrees that the Executive may make a passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which may constitute a Competing Business hereunder;
(ii)    contact, solicit or call upon any customer of the Company on behalf of any person or entity other than the Company for the purpose of selling any products or providing or performing any services of the type normally sold, provided or performed by the Company;
(iii)    induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with the Company;
(iv)    directly or indirectly encourage or solicit any employee, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, consultants and independent contractors; or
(v)    directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.
ARTICLE 5. TERMINATION
5.1    Termination of Employment. The Executive’s employment pursuant to this Agreement may be terminated in accordance with the following provisions:
A.    The Executive’s employment under this Agreement shall terminate immediately upon the Executive’s death or Incapacity during the Employment Period.

B.    The Company may terminate the Executive’s employment under this Agreement (other than a Termination for Cause) at any time upon thirty (30) days prior written notice of such termination to the Executive. If such termination notice is given to the Executive, the Company may, if it so desires, immediately relieve Executive of some or all of the Executive’s duties.
C.    The Company may at any time, upon written notice, discharge the Executive from employment with the Company hereunder pursuant to a Termination for Cause. Such termination shall be effective immediately upon such notice.
D.    The Executive may terminate the Executive’s employment under this Agreement for Good Reason in accordance with the requirements of such termination or for any other reason at any time upon thirty (30) days prior written notice of such termination to the Company.
5.2    Payments Due Upon Any Termination. Upon any termination of the Executive’s employment during the Employment Period, the Company shall provide to the Executive (or the Executive’s estate): (i) any unpaid base salary or Annual Bonus earned under Paragraph 3 for services rendered through the date of termination and (ii) the dollar value of all accrued and unused vacation benefits based upon the Executive’s most recent level of base salary. All vesting of the Executive’s outstanding equity awards granted under the Plan shall cease at the time of the Executive’s termination of employment and the remaining terms of the equity awards shall be in accordance with the terms of the agreements evidencing the awards. In addition, the Executive shall be eligible for the payments and other benefits provided under Paragraph 5.3 or Paragraph 5.4 below of this Agreement, to the extent the Executive qualifies for those payments and benefits in accordance with the applicable provisions of this Agreement.
5.3    Severance Benefits Upon Involuntary Termination Without Change in Control. Should the Executive’s employment pursuant to this Agreement terminate by reason of an Involuntary Termination at any time other than during the Change in Control Severance Period, then the Executive shall become eligible to receive the severance payments and benefits described below provided that there is compliance with the following requirements (the “Severance Benefits Conditions”):
(i)    The Executive shall, within twenty-one (21) days (or within forty-five (45) days if such longer period is required under applicable law) following such Involuntary Termination, execute and deliver to the Company a general release in substantially the form attached hereto as Exhibit B which becomes effective in accordance with applicable law following the expiration of any applicable revocation period. This requirement shall hereinafter be referred to as the “Release Condition.”
(ii)    The Executive shall have complied with, and shall continue to comply with all of the Executive’s obligations under the CIIA.
(iii)    The Executive shall have complied with, and shall continue to comply with the restrictive covenants set forth in Paragraph 4.2.
In the event that the Executive violates the CIIA, or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraph 4.2, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any payments or benefits under this Paragraph 5.3.

The severance payments and benefits to which the Executive may become entitled under this Paragraph 5.3 shall consist of the following:
(a)    Salary Continuation Payments. The Executive shall be eligible to receive the Executive’s base salary for up to a total period of twelve (12) months at the annualized rate in effect under Paragraph 3 at the time of the Executive’s Involuntary Termination. The first such payment shall be made on the sixtieth (60th) day following the Executive’s Separation from Service due to such Involuntary Termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company’s payroll practices for salaried employees.
(b)    Health Care Coverage. Provided the Executive and the Executive’s spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Executive, the Executive’s spouse and the Executive’s eligible dependents until the earliest to occur of (i) the expiration of the twelve (12)-month period measured from the first day of the calendar month following the calendar month in which the Executive’s Involuntary Termination occurs, (ii) the first date on which the Executive and the Executive’s spouse and eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which the Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants of Paragraph 4.2. Any additional medical care coverage to which the Executive and the Executive’s spouse and eligible dependents may be entitled under COBRA, following the period of such Company-paid coverage, shall be at the Executive’s sole expense. Notwithstanding the foregoing, the Company reserves the right to restructure the continued medical coverage arrangement described in this subsection (b) in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.
The foregoing benefits shall be in lieu of any other severance benefits for which the Executive might otherwise be eligible by reason of the Executive’s termination of employment under the circumstances specified in this Paragraph 5.3
5.4    Change in Control Severance Benefits. Should the Executive’s employment pursuant to this Agreement terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then the Executive shall become eligible to receive the following payments and benefits provided there is compliance with the same Severance Benefit Conditions set forth in Paragraph 5.3:
(a)    Salary Continuation Payments. The Executive shall be eligible to receive the Executive’s base salary for up to a total period of twenty-four (24) months at the annualized rate in effect under Paragraph 3 at the time of the Executive’s Involuntary Termination. The first such payment shall be made on the sixtieth (60th) day following the Executive’s Separation from Service due to such Involuntary Termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company’s payroll practices for salaried employees.
(b)     Target Bonus. The Company shall pay the Executive two hundred percent (200%) of the Executive’s target bonus for the year of termination. Any bonus payable in accordance with this Paragraph 5.4(b) shall be paid in twenty-four (24) equal installments at the same time that salary continuation payments are paid to the Executive under Paragraph 5.4(a).
(c)    Health Care Coverage. Provided the Executive and the Executive’s spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Executive, the Executive’s spouse and the Executive’s eligible dependents until the earliest to occur of (i) the expiration of the twenty-four (24)-month period measured from the first day of the calendar month following the calendar month in which the Executive’s Involuntary Termination occurs, (ii) the first date on which the Executive and the Executive’s spouse and eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition or (iii) the first date on which the Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants of Paragraph 4.2. Any additional medical care coverage to which the Executive and the Executive’s spouse and eligible dependents may be entitled under COBRA, following the period of such Company-paid coverage, shall be at the Executive’s sole expense. Notwithstanding the foregoing, the Company reserves the right to restructure the continued medical coverage arrangement described in this subsection (c) in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or the Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.
(d)    Equity Award Acceleration. Each outstanding option, restricted share unit award, performance restricted share unit award (other than the market performance share unit awards (“MRSUs”)) and other equity award granted under the Plan held by the Executive at the time of the Executive’s Involuntary Termination and that, following the Change in Control are subject to vesting based solely upon continued service with the Company shall immediately vest in full upon the Executive’s Involuntary Termination with respect to the number of Common Shares subject to the award as determined in accordance with the agreement evidencing the award. Any options so accelerated and all other vested options held by the Executive shall remain outstanding until the earlier of (i) the expiration date of the maximum option term or (ii) the expiration of the six (6)-month period following the Executive’s Separation from Service. The Common Shares underlying any restricted share unit and performance restricted share unit awards that vest under this subparagraph 5.4(d) shall be issued on the date of the Executive’s Separation from Service or as soon as reasonably practicable thereafter, but in no event later than the end of the calendar year in which the Executive’s termination date occurs. The remaining terms of the equity awards shall be in accordance with the agreements evidencing the awards. The treatment of any MRSUs granted to the Executive will be in accordance with the terms of the agreement evidencing the award.
The severance payments and benefits provided under this Paragraph 5.4 shall be in lieu of any other severance benefits for which the Executive might otherwise, by reason of the termination of the Executive’s employment during the Change in Control Severance Period.
In the event that the Executive violates the CIIA, or elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraph 4.2, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any payments or benefits under this Paragraph 5.4.

In no event shall the Executive be entitled to benefits and payments under both Paragraphs 5.3 and 5.4 of this Agreement.
5.5    Benefit Limit. The benefit limitations of this Paragraph 5.5 shall be applicable in the event the Executive receives any benefits under this Agreement that are deemed to constitute parachute payments under Code Section 280G.
In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Executive under this Agreement (or on any other benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Executive’s employment with the Company) under Code Section 4999.
Notwithstanding the foregoing, in determining whether the benefit limitation of this Paragraph 5.5 has been exceeded, a reasonable determination shall be made as to the value of the restrictive covenants to which the Executive will be subject under Paragraph 4.2, and the amount of the Executive’s potential parachute payment shall accordingly be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder.
Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 5.5, then the Executive’s salary and bonus continuation payments under Paragraph 5.3 or 5.4, as applicable, shall accordingly be reduced (with such reduction to be effected pro-rata to each payment) to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares as to which the equity award would otherwise vest on an accelerated basis in accordance with Paragraph 5.4 shall be reduced (based on the value of the parachute payment attributable to such equity award under Code Section 280G), to the extent necessary to eliminate such excess.
5.6    Resignation as an Officer. Upon any termination of the Executive’s employment, for any reason or no reason, the Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company and any of its affiliates and as a fiduciary of any Company or affiliate benefit plan. On or immediately following the date of any termination of the Executive’s employment, the Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of the Executive’s resignation(s).
ARTICLE 6. MISCELLANEOUS PROVISIONS
6.1    Section 409A.
A.    It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”). Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. With respect to payments that are subject to Section 409A, (i) in no event may the Executive, directly or indirectly, designate the calendar year of a payment, (ii) such amounts will only be paid in a manner and upon an event permitted by Section 409A, (iii) any such amounts that are payable upon the Executive’s termination of employment, if any, may only be made upon a “separation from service” under Section 409A, and (iv) the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of a release of claims, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of a release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.
B.    All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
C.    Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Paragraph 5.3 or 5.4 of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the first business day of the seventh month following the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death, if (a) the Executive is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A of the Code, (b) the stock of the Company or any successor entity is publicly traded on an established market and (c) such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Paragraph 6.1 shall be paid in a lump sum to the Executive, and any remaining payments, benefits or reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
If the Executive is, at any time during the twelve-month period ending on the last day of any calendar year, deemed to be a “key employee” within the meaning of that term under Code Section 416(i), then the Executive shall be deemed to be a specified employee subject to the delayed payment provisions of this Paragraph 6.1 for the period beginning on the April 1 of the following calendar year and ending on the March 31 of the next year thereafter.
6.2    No Entitlement to Benefits. In no event shall the Executive be entitled to any benefits under Paragraph 5.3 or 5.4 of this Agreement if the Executive’s employment ceases by reason of a Termination for Cause, death or Incapacity or if the Executive voluntarily resigns other than for a reason which qualifies as Good Reason.
6.3    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the

Executive, the personal representative of the Executive’s estate and the Executive’s heirs and legatees.
6.4    Notices.
A.    Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.
B.    If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:
To the Company:
Alpha and Omega Semiconductor Limited

c/o Alpha and Omega Semiconductor Incorporated
475 Oakmead Parkway, Sunnyvale
California, USA 94085

To the Executive:
Stephen C. Chang

C.    Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.
6.5    General Creditor Status. The benefits to which the Executive may become entitled under Article 5 of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Executive’s right (or the right of the executors or administrators of the Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.
6.6    Governing Documents. This Agreement, together with (i) the agreements evidencing the Executive’s outstanding equity awards and any future equity awards and (ii) the CIIA, shall constitute the entire agreement and understanding of the Company and the Executive with respect to the terms and conditions of the Executive’s employment with the Company and the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Company relating to such subject matter including, without limitation, the Retention Agreement. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company and the payment of severance benefits (including, without limitation, the Retention

Agreement), other than (i) the agreements evidencing the Executive’s currently outstanding equity awards and (ii) the CIIA, are hereby terminated and cancelled in their entirety and are of no further force or effect.
6.7    Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable and consistent with the intent of the Parties hereto. If such provision cannot be so amended without altering the intention of the parties, then such provision, including any consideration specifically tied to such provision, will be stricken and the remainder of this Agreement shall continue in full force and effect. It is the express intent of the Parties that should any of the Severance Benefit Conditions of Paragraph 5.3 or 5.4 be void or unenforceable as written herein then Executive shall not be entitled to any additional severance payments or benefits under Paragraph 5.3 or under Paragraph 5.4 (as the case may be).
6.8    Arbitration.
A.    Each party agrees that any and all disputes which arise out of or relate to the Executive’s employment, the termination of the Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Company expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination.
B.    Arbitration shall be held in Santa Clara County, California and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings. To the extent that any of the AAA Rules conflict with applicable law, the arbitration procedures required by applicable law shall govern.
C.    During the course of the arbitration, the Company will pay the arbitrator’s fee and any other type of expense or cost that the Executive would not otherwise be required to bear if he were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration. The Company and the Executive shall each bear its or his own respective attorneys’ fees incurred in connection with the arbitration.
D.    The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
6.9    Legal Representation. The Executive acknowledges that the Executive has had the right to consult with counsel and is fully aware of the Executive’s rights and obligations under this Agreement.
6.10    Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
ARTICLE 7. DEFINITIONS
For purposes of this Agreement, the following definitions shall be in effect:
Board means the Company’s Board of Directors.
Change in Control means a change in control of the Company effected through any of the following transactions:
(i)    a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or
(ii)    a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or
(iii)    the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or
(iv)    a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.
Change in Control Severance Period means the period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and continuing until the end of the twelve (12)-month period measured from the closing date of that Change in Control.
Code means the Internal Revenue Code of 1986, as amended.
Common Share means the Company’s common share.
Competing Business means any business which is or, to the best of the Executive’s knowledge, is expected to become, competitive with the business or any contemplated business of the Company, or any direct or indirect subsidiaries of the Company or any of their affiliates.
Employment Period means the Employment Period as defined in Paragraph 1 of this Agreement.
Good Reason means the Executive’s voluntary resignation within ninety (90) days following one or more of the following events that occur without the Executive’s written consent: (A) a material diminution in the Executive’s authority, duties or responsibilities under Paragraph 2.1, (B) a material reduction in the Executive’s base compensation, with a reduction of fifteen percent (15%) or more to be deemed material for such purpose, (C) a material relocation of the Executive’s principal place of employment, with a relocation that is more than fifty (50) miles from the location of the Executive’s principal office in Sunnyvale, California to be deemed material for such purpose, or (D) a material breach by the Company of any of its obligations under this Agreement; provided, however, that none of the events specified above shall constitute Good Reason unless the Executive first provides written notice to the Company describing the applicable event within thirty (30) days following the occurrence of that event and the Company fails to cure such event within thirty (30) days after receipt of such written notice.
Incapacity means the inability of the Executive, by reason of any injury or illness, to properly perform the Executive’s normal duties and responsibilities under this Agreement.
Involuntary Termination means (i) the Company’s termination of the Executive’s employment for any reason other than a Termination for Cause or (ii) the Executive’s voluntary resignation for Good Reason.
An Involuntary Termination shall not include the termination of the Executive’s employment by reason of death or Incapacity or non-renewal of this Agreement by the Executive.
1934 Act means the U.S. Securities Exchange Act of 1934, as amended.
Plan means (i) the Company’s 2009 Share Option/Share Issuance Plan, (ii) the Company’s 2018 Omnibus Incentive Plan as amended or restated from time to time, and (iii) any successor equity or incentive plan subsequently implemented by the Company.
Retention Agreement means that certain letter agreement dated May 6, 2021, setting for the terms of severance payments and benefits payable to the Executive upon certain terminations of employment.
Separation from Service means the Executive’s cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services the Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which the Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether the Executive has incurred a Separation from Service, the Executive will be deemed to continue in “Employee” status for so long as he remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive is provided with a right to reemployment with the Company by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform the Executive’s duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
Termination for Cause means the termination of the Executive’s employment due to (i) the commission of any act of fraud, embezzlement or dishonesty by the Executive or the Executive’s conviction of a felony, (ii) any unauthorized use or disclosure by the Executive of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by the Executive adversely affecting the business or affairs of the Company in a material manner, (iv) the Executive’s failure to cure any breach of the Executive’s obligations under this Agreement or the CIIA after written notice of such breach from the Company and a reasonable cure period of at least thirty (30) days or (v) the Executive’s breach of any of the Executive’s fiduciary duties as an officer or director of the Company. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of the Executive or any other individual in the service of the Company (or any parent or subsidiary), but a dismissal for such other acts or omissions shall not constitute a Termination for Cause for purposes of this Agreement unless otherwise described above.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the dates indicated below.
ALPHA AND OMEGA SEMICONDUCTOR LIMITED

By: /s/ Michael J. Salameh
Name: Michael J. Salameh
Title: Director

THE EXECUTIVE

/s/ Stephen C. Chang
Stephen C. Chang